Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center, 22nd Floor,

San Francisco, CA 94111

December 3, 2020

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, CA 94583

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Chevron Corporation, a Delaware corporation (“Chevron”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of (a) $100,000,000 aggregate principal amount of 7.250% Notes due 2023, (b) $650,000,000 aggregate principal amount of 3.900% Notes due 2024, (c) $250,000,000 aggregate principal amount of 8.000% Notes due 2027, (d) $600,000,000 aggregate principal amount of 3.850% Notes due 2028, (e) $500,000,000 aggregate principal amount of 3.250% Notes due 2029, (f) $850,000,000 aggregate principal amount of 6.000% Notes due 2041, (g) $1,000,000,000 aggregate principal amount of 5.250% Notes due 2043, (h) $850,000,000 aggregate principal amount of 5.050% Notes due 2044, (i) $500,000,000 aggregate principal amount of 4.950% Notes due 2047 and (j) $500,000,000 aggregate principal amount of 4.200% Notes due 2049 (collectively, the “Notes”) to be issued by Chevron U.S.A. Inc. (“CUSA”), a Pennsylvania corporation and a wholly-owned subsidiary of Chevron, and the related guarantees of the Notes (the “Guarantees”) by Chevron. The Notes and the Guarantees will be issued under an Indenture dated as of August 12, 2020 (the “Indenture”) among Chevron, CUSA and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as supplemented by a supplemental indenture to be entered into among Chevron, CUSA and the Trustee (the “Supplemental Indenture”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. In such review, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the genuineness of all signatures, and that the Indenture has been duly authorized, executed and delivered by the Trustee.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Guarantees have been executed, issued and delivered in accordance with the Indenture and the Supplemental Indenture and the authorization thereof by the Board of Directors of Chevron or a duly authorized committee of such Board or certain officers authorized by such Board or committee (such Board of Directors or committee or authorized officers being referred to herein as the “Board”), and as contemplated by the Registration Statement, the Guarantees will constitute the valid and legally binding obligation Chevron, enforceable against Chevron in accordance with their terms.

Chevron Corporation

December 3, 2020

Our opinions set forth above are subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

We have assumed that at or prior to the time of the issuance of the Guarantees (a) the Registration Statement, including any amendments thereto, will be effective under the Act, (b) the Board shall not have rescinded or otherwise modified its authorization of the Guarantees and (c) and neither the issuance and delivery of, nor the performance of Chevron’s obligations under, the Guarantees will require any authorization, consent, approval or license of, or exemption from, or registration or filing with, or report or notice to, any governmental unit, agency, commission, department or other authority (a “Governmental Approval”) or violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which Chevron or any of its affiliates is a party or by which Chevron or any of its affiliates or any of their respective properties may be bound, (ii) any Governmental Approval that may be applicable to Chevron or any of its affiliates or any of their respective properties, (iii) any order, decision, judgment or decree that may be applicable to Chevron or any of its affiliates or any of their respective properties or (iv) any applicable law (other than the General Corporation Law of the State of Delaware and the law of the State of New York in each case as in effect on the date hereof).

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP